Exhibit 23

                        Consent of KPMG Peat Marwick LLP

The Board of Directors and Stockholders
CollaGenex Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-31229) on Form S-8 of CollaGenex Pharmaceuticals, Inc. and subsidiary (A Development Stage Enterprise) of our report dated January 30, 1998, relating to the consolidated balance sheets of CollaGenex Pharmaceuticals, Inc. (A Development Stage Enterprise) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period January 10, 1992 (inception) to December 31, 1997, which report appears in the December 31, 1997, Annual Report on Form 10-K of CollaGenex Pharmaceuticals, Inc. (A Development Stage Enterprise).

                                                KPMG Peat Marwick LLP

Princeton, New Jersey
March 25, 1998